Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Earnings for Fiscal 2025:
•	Net Income increased $13.7 million, or 49.3%, to $41.6 million for the year ended December 31, 2025, from $27.9 million for the year ended December 31, 2024
•	Net Interest Margin grew 35 basis points to 4.18% for the year ended December 31, 2025, from 3.83% for the year ended December 31, 2024
•	Net Interest Margin also grew 66 basis points to 4.44% for the quarter ended December 31, 2025, from 3.78% for the quarter ended December 31, 2024
•	Total Loans increased $134.5 million, or 7.4%, to $2.0 billion at December 31, 2025 as compared to $1.8 billion at December 31, 2024
•	Total Deposits increased $157.0 million, or 7.3%, to $2.3 billion at December 31, 2025, from $2.2 billion at year-end 2024
•	Book value per share grew $4.92, or 30.1%, to $21.27 at December 31, 2025, from $16.35 at December 31, 2024
•	Trust and investment advisory income rose $1.9 million, or 15.2%, to $14.1 million for the year ended December 31, 2025, as compared to $12.3 million for the year ended December 31, 2024

MIDDLETOWN, N.Y., February 4, 2026 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Orange Investment Advisors, Inc. (“OIA”), today announced net income of $12.4 million, or $0.93 per basic and diluted share, for the three months ended December 31, 2025.  This compares with net income of $7.2 million, or $0.63 per basic and diluted share, for the three months ended December 31, 2024.  The increase in earnings per share, basic and diluted, was due primarily to increases in net interest income and total noninterest income as well as a reduction in noninterest expense offset by an increase in provision for credit losses during the current period.  For the twelve months ended December 31, 2025, net income was $41.6 million, or $3.33 per basic and diluted share, as compared to $27.9 million, or $2.47 per basic and diluted share, for the twelve months ended December 31, 2024.
Book value per share grew $4.92, or 30.1%, from $16.35 at December 31, 2024 to $21.27 at December 31, 2025. Tangible book value per share increased $5.03, or 31.8%, from $15.80 at December 31, 2024 to $20.83 at December 31, 2025 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail).  These increases were due to earnings growth during the twelve months ended December 31, 2025 and a reduction of unrealized losses in the available for sale securities (“AFS”) portfolio coupled with net proceeds of approximately $43 million from completion of a follow-on common stock offering during the second quarter of 2025.
"I am pleased to announce momentum we saw through the first three quarters of 2025 continued through year end", said Orange County Bancorp President and CEO Michael Gilfeather, “resulting in record earnings of $12.4 million, or $0.93 per basic and diluted share, and $41.6 million, or $3.33 per basic and diluted share, for the fourth quarter and full year, respectively. These figures represent a $5.3 million, or 73.5%, increase in net income over the same quarter last year and $2.4 million, or 24.1%, increase over $10.0 million of net income last quarter. I am equally pleased they represent material contributions from every division of the Bank.

Total loans grew $14.6 million during the fourth quarter, and a solid $134.5 million, or 7.4%, for the full year as we continued to prudently manage credit in today’s interest rate environment. This increased our loan portfolio from $1.8 billion at the end of 2024 to $2.0 billion at year end 2025, a figure we aspired to just a handful of years ago. Loan growth was supported by strong economic activity in the region in which we operate, but remains subject to market volatility and broad macro and geopolitical risks. As such, we continue to employ cautious underwriting standards with new loans. The average yield on our loan portfolio was 6.24% and 6.11% for the fourth quarter and full year 2025, respectively, up 28 basis points, or 4.7%, and 10 basis points, or 1.7%, respectively from the same periods last year.

Deposit growth, specifically its composition and cost, was even more impressive. Total deposits grew $31.5 million, or 1.4%, for the fourth quarter, and $157.0 million, or 7.3%, for the full year, respectively, to $2.3 billion at December 31, 2025. The majority of this came in the form of lower cost deposits, as we focused internal efforts on organic deposit growth and sought to reduce our use of brokered funding. Our average cost of deposits for fourth quarter 2025 was 1.11%, down 19 basis points, or 14.6%, from fourth quarter 2024 and full year 2025 average cost of deposits was down 10 basis points, or 7.6%, versus full year 2024.

Not surprisingly, our continued loan and deposit growth and improved funding mix combined to bolster net interest margin for both the full year and fourth quarter. Net interest margin of 4.18% for the year ended December 31, 2025 increased 35 basis points, or 9.1%, over the prior year, while the 4.44% margin for the current quarter represents an 18 basis points, or 4.2% increase and 66 basis point, or 17.5%, increase over the prior quarter and the same quarter last year, respectively.

Wealth Management, which includes our trust and investment advisory businesses, also maintained its growth with a healthy contribution to our income. For the year and quarter ended December 31, 2025, trust and investment advisory income rose $1.9 million, or 15.2%, to $14.1 million and $451 thousand, or 13.7%, to $3.7 million as compared to the same periods the prior year, respectively. While growth in AUM stemmed in part from favorable equity market returns, focused efforts in our private bank initiative also continued to attract new customers and assets. I have repeatedly referred to wealth management as a highly valued component of our long-term strategy. We will continue to support its growth through services that enable us to capture an even greater share of our clients’ business and investment assets over time.

Though unsurprised by record earnings given years of planning and investment, I continue to be impressed by the power of our regional bank strategy to drive performance over time. And while realistic about risks and uncertainty confronting our industry, we continue to believe our seasoned and experienced team’s deep client relationships and ability to adapt as challenges – and opportunities – present themselves, remain key to our long-term success. This gives me pride in our most recent results and even greater confidence in our future. As always, I thank our committed employees and our customers and shareholders for their continued confidence and support.”

Fourth Quarter and Fiscal Year 2025 Financial Review
Net Income
Net income for the fourth quarter of 2025 was $12.4 million, an increase of $5.3 million, or 73.5%, from net income of $7.2 million for the fourth quarter of 2024. The increase represents a combination of increased net interest income and noninterest income as well as a reduction in noninterest expense offset by an increased provision for credit losses over the same quarter last year.  Net income for the twelve months ended December 31, 2025 was $41.6 million, as compared to $27.9 million for the same period in 2024. The increase reflects the continued effect of net interest income growth combined with increased non-interest income as well as a reduced provision for credit losses during 2025 as compared to the prior year.  The improvement in the provision for credit losses during 2025 as compared to 2024 was the result of lower specific reserves associated with nonperforming loans.  The increase in non-interest income includes the recognition of a gain associated with the sale of a branch location coupled with a Bank Owned Life Insurance gain related to policy proceeds from a death benefit.

Net Interest Income
For the three months ended December 31, 2025, net interest income rose $5.3 million, or 22.8%, to $28.3 million, versus $23.1 million during the same period last year. The increase was driven primarily by a $3.3 million increase in interest and fees on loans during the current period.  For the twelve months ended December 31, 2025, net interest income reached $104.1 million, representing an increase of $12.3 million, or 13.4%, over the twelve months ended December 31, 2024.
Total interest income rose $3.1 million, or 9.7%, to $35.3 million for the three months ended December 31, 2025, compared to $32.2 million for the three months ended December 31, 2024.  The increase reflected a 12.0% growth in interest and fees associated with loans and a 2.1% increase in interest on Federal Funds Sold and other assets.  For the twelve months ended December 31, 2025, total interest income rose $7.8 million, or 6.1%, to $135.0 million as compared to $127.2 million for the twelve months ended December 31, 2024.
Total interest expense decreased $2.2 million during the fourth quarter of 2025, to $7.0 million, as compared to $9.1 million during the fourth quarter of 2024.  The decrease was primarily due to the continued reduction of interest costs associated with lower FHLB advances and borrowings as well as brokered deposits due to increased customer deposit levels during the quarter.  Interest expense associated with FHLB advances drawn and other borrowings during the current quarter totaled $264 thousand as compared to $1.9 million during the fourth quarter of 2024.  Interest expense related to time deposits totaled $958 thousand during the fourth quarter of 2025 as compared to $1.7 million during fourth quarter 2024.  During the twelve months ended December 31, 2025, total interest expense fell $4.5 million, to $30.9 million, as compared to $35.5 million for the same period last year.
Provision for Credit Losses
The Company recognized a provision for credit losses of $1.6 million for the three months ended December 31, 2025, as compared to a net recovery of $51 thousand for the three months ended December 31, 2024. The current quarter provision included a charge-off of certain commercial and industrial loans and specific reserves associated with certain non-accrual loans as well as loan growth during the quarter. The 2024 recovery was due primarily to slower loan growth during the 2024 fourth quarter combined with the effect of lower reserves associated with certain types of loans closed during fourth quarter 2024.  The allowance for credit losses to total loans was 1.45% as of December 31, 2025 versus 1.44% as of December 31, 2024. For the twelve months ended December 31, 2025, the provision for credit losses for loans totaled $7.8 million as compared to $9.6 million for the twelve months ended December 31, 2024.  The twelve months ended December 31, 2024 did include a credit provision associated with the recovery of $1.9 million related to Signature Bank subordinated debt which was previously written off. No reserves for investment securities were recorded during the twelve months of 2025 or 2024.

Noninterest Income
Noninterest income rose $383 thousand, or 8.9%, to $4.7 million for the three months ended December 31, 2025 as compared to $4.3 million for the three months ended December 31, 2024. The growth included increased fee income in each of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts. For the twelve months ended December 31, 2025, noninterest income increased $7.2 million, to $23.2 million, as compared to $16.0 million for the twelve months ended December 31, 2024.  The twelve month period in 2025 also included BOLI proceeds of $3.6 million and $932 thousand of insurance proceeds related to a claim for a previous fraudulent incident as well as a $1.2 million gain related to the sale of a branch location, partially offset by a $568 thousand loss connected to a $15 million repositioning of our investment securities portfolio.

Noninterest Expense
Noninterest expense was $17.8 million for the fourth quarter of 2025, reflecting a decrease of $655 thousand, or 3.6%, as compared to $18.5 million for the same period in 2024. The decrease in noninterest expense for the current three-month period was mainly due to expenses in fourth quarter 2024 related to a fraudulent incident at one of our branches as well as costs associated with litigation related to a nonperforming loan participation.  Our efficiency ratio improved to 53.9% for the three months ended December 31, 2025 from 67.4% for the same period in 2024. For the twelve months ended December 31, 2025, our efficiency ratio also improved to 53.4% from 60.5% for the same period in 2024. Noninterest expense for the twelve months ended December 31, 2025 reached $67.9 million, reflecting a $2.7 million increase over noninterest expense of $65.2 million for the twelve months ended December 31, 2024.  The Company continues to invest in growth, primarily within salaries and benefits, occupancy costs, information technology, deposit insurance, and other operating expenses.

Income Tax Expense
Provision for income taxes for the three months ended December 31, 2025 was $1.2 million, as compared to $1.8 million for the same period in 2024.  The reduction in tax expense during the fourth quarter of 2025 was related to timing items adjusted for year end estimates.  For the twelve months ended December 31, 2025, the provision for income taxes was $9.9 million, as compared to $6.9 million for the twelve months ended December 31, 2024.  The increase for the twelve month period of 2025 was due to higher income before income taxes.  Our effective tax rate for the three-month period ended December 31, 2025 was 9.0%, as compared to 20.1% for the same period in 2024.  Our effective tax rate for the twelve-month period ended December 31, 2025 was 19.3%, as compared to 19.9% for the same period in 2024.

Financial Condition
Total consolidated assets increased $149.5 million, or approximately 6.0%, during 2025 to $2.7 billion at December 31, 2025. Growth of the balance sheet included increases in cash, loans, and deposits offset by paydowns of borrowings during the current twelve-month period.
Total cash and due from banks increased from $150.3 million at December 31, 2024, to $204.2 million at December 31, 2025, an increase of approximately $53.9 million, or 35.9%. This increase resulted primarily from increases in deposit balances and managed loan growth which elevated cash levels while reducing short-term borrowings.
Total investment securities decreased $28.2 million, or 6.2%, from $453.5 million at December 31, 2024 to $425.3 million at December 31, 2025.  The decrease continues to be driven primarily by investment maturities and paydowns during the twelve months of 2025.
Total loans increased $134.5 million, or 7.4%, from $1.8 billion at December 31, 2024 to $2.0 billion at December 31, 2025.  The increase was primarily driven by an increase of $118.0 million related to commercial real estate loans, $18.3 million increase in commercial real estate construction loans, and a $7.2 million increase in commercial and industrial loans as well as a $5.3 million increase in home equity loans offset by decreases in the residential real estate and consumer loan categories during 2025.
Total deposits increased $157.0 million, reaching $2.3 billion at December 31, 2025, from $2.2 billion at December 31, 2024. This increase was due primarily to $74.5 million of growth in non-interest bearing demand accounts, an $88.5 million increase in interest bearing demand accounts, and an $88.4 million increase in savings accounts.  The increases in deposit accounts were offset by a $32.4 million decrease in money market accounts as well as a $62.0 million decrease in certificates of deposit, mainly associated with brokered deposits utilized by the Bank for short term funding purposes.  Deposit composition at December 31, 2025 included 49.6% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remained stable and represented approximately 46% of total deposits at December 31, 2025, as compared to 39% of total deposits at December 31, 2024.
Total FHLBNY borrowings decreased by $113.5 million, or 91.9%, to $10.0 million as of December 31, 2025, as compared to $123.5 million at December 31, 2024. The decrease in borrowings was driven by increased deposits which outpaced loan growth in 2025 and allowed for paydown of borrowings while maintaining strong levels of cash at December 31, 2025.  The decrease in borrowings reflects a strategic focus on actively managing liquidity sources and opportunities to reduce funding costs.
Stockholders’ equity increased approximately $98.8 million during 2025, reaching $284.4 million at December 31, 2025 from $185.5 million at December 31, 2024.  The increase was due to the combination of a common stock offering which netted approximately $43 million, earnings of $41.6 million, and a decrease in unrealized losses of $19.9 million on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), net of taxes.
At December 31, 2025, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 12.67%, both common equity and Tier 1 capital to risk weighted assets were 17.33%, and total capital to risk weighted assets was 18.58%.

Wealth Management
At December 31, 2025, our Wealth Management Division, which includes trust and investment advisory, held $1.9 billion in assets under management or advisory, as compared to $1.8 billion at December 31, 2024, a 5.9% increase.  Trust and investment advisory income for the year ended December 31, 2025 reached $14.1 million, representing an increase of 15.2%, or $1.9 million, as compared to $12.2 million for the year ended December 31, 2024.

The breakdown of trust and investment advisory assets as of December 31, 2025 and December 31, 2024, respectively, is as follows:

Loan Quality
At December 31, 2025, the Bank had total non-performing loans of $11.1 million, or 0.57% of total loans.  Total non-accrual loans represented $11.1 million of loans as of December 31, 2025, compared to $6.3 million at December 31, 2024.  The increase in non-accrual loans continues to represent several different loans which experienced payment disruption during 2025 and remain non-performing and in non-accrual status at year end.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of December 31, 2025, the Bank’s cash and due from banks totaled $204.2 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of December 31, 2025, the Bank’s investment in securities available for sale was $425.3 million, of which $126.3 million was not pledged as collateral or specifically designated to any borrowings.  Additionally, as of December 31, 2025, the Bank’s overnight advance line capacity at the FHLBNY was $652.7 million, of which $87.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of December 31, 2025, the Bank’s unused borrowing capacity at the FHLBNY was $555.3 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  The combined availability at the Federal Reserve, between the Discount Window and the BIC program, was approximately $228.4 million.  At December 31, 2025, the Bank was not utilizing any available funding from the Federal Reserve.
The Bank also considers brokered deposits an element of its overall deposit strategy.  As of December 31, 2025, the Bank had brokered deposit arrangements with various terms totaling approximately $130.8 million.

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.7 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)

(Dollar Amounts in thousands except per share data)

	December 31, 2025	December 31, 2024
ASSETS		
Cash and due from banks	$ 204,232	$ 150,334
Investment securities - available-for-sale	419,406	443,775
(Amortized cost $472,097 at December 31, 2025 and $519,567 at December 31, 2024)		
Restricted investment in bank stocks	5,917	9,716
Loans	1,950,284	1,815,751
Allowance for credit losses	(28,335)	(26,077)
Loans, net	1,921,949	1,789,674
Premises and equipment, net	15,482	15,808
Accrued interest receivable	10,383	6,680
Bank owned life insurance	32,578	42,257
Goodwill	5,359	5,359
Intangible assets	535	821
Other assets	43,536	45,503
TOTAL ASSETS	$ 2,659,377	$ 2,509,927
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits:		
Noninterest bearing	$ 725,656	$ 651,135
Interest bearing	$ 1,584,717	1,502,224
Total deposits	2,310,373	2,153,359
FHLB advances, short term	-	113,500
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	24,555	19,591
Accrued expenses and other liabilities	30,085	27,946
TOTAL LIABILITIES	2,375,013	2,324,396
STOCKHOLDERS' EQUITY		
Common stock, $0.25 par value; 30,000,000 shares authorized; 13,376,464 and 11,366,608 issued; 13,368,447 and 11,350,158 outstanding at December 31, 2025 and December 31, 2024, respectively	3,344	2,842
Surplus	164,592	120,896
Retained Earnings	164,434	129,919
Accumulated other comprehensive income (loss), net of taxes	(47,807)	(67,751)
Treasury stock, at cost; 8,017 and 16,450 shares at December 31, 2025 and December 31, 2024, respectively	(199)	(375)
TOTAL STOCKHOLDERS' EQUITY	284,364	185,531
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,659,377	$ 2,509,927

Share data has been adjusted to reflect the effect of the two-for-one stock split paid during January 2025

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(Dollar Amounts in thousands except per share data)

	For Three Months Ended December 31,		Twelve Months Ended December 31,	
	2025	2024	2025	2024
INTEREST INCOME				
Interest and fees on loans	$ 30,541	$ 27,263	115,797	$ 106,030
Interest on investment securities:				
Taxable	2,577	2,696	10,613	11,672
Tax exempt	505	582	2,148	2,304
Interest on Federal funds sold and other	1,700	1,665	6,424	7,221
TOTAL INTEREST INCOME	35,323	32,206	134,982	127,227
INTEREST EXPENSE				
Savings and NOW accounts	5,331	5,308	20,977	20,475
Time deposits	958	1,658	6,256	7,399
FHLB advances and borrowings	264	1,932	2,186	6,666
Subordinated notes	429	230	1,507	921
TOTAL INTEREST EXPENSE	6,982	9,128	30,926	35,461
NET INTEREST INCOME	28,341	23,078	104,056	91,766
Provision (recovery) for credit losses - investments	-	-	-	(1,900)
Provision for credit losses - loans	1,557	(51)	7,748	9,610
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,784	23,129	96,308	84,056
NONINTEREST INCOME				
Service charges on deposit accounts	363	278	1,364	1,015
Trust income	1,729	1,511	6,554	5,511
Investment advisory income	2,005	1,772	7,552	6,738
Investment securities gains(losses)	-	-	(568)	-
Earnings on bank owned life insurance	195	264	878	815
Proceeds from bank owned life insurance	-	-	3,590	-
Gain on sale of assets	-	-	1,236	-
Other	396	480	2,542	1,893
TOTAL NONINTEREST INCOME	4,688	4,305	23,148	15,972
NONINTEREST EXPENSE				
Salaries	7,298	7,177	28,394	27,475
Employee benefits	2,415	2,243	9,622	8,938
Occupancy expense	1,272	1,243	5,128	4,790
Professional fees	1,798	1,601	6,191	5,931
Directors' fees and expenses	306	272	1,245	1,053
Computer software expense	1,929	1,761	7,813	5,952
FDIC assessment	330	330	1,320	1,308
Advertising expenses	622	409	1,973	1,575
Advisor expenses related to trust income	24	18	90	113
Telephone expenses	238	181	868	746
Intangible amortization	72	72	286	286
Other	1,507	3,159	4,970	7,043
TOTAL NONINTEREST EXPENSE	17,811	18,466	67,900	65,210
Income before income taxes	13,661	8,968	51,556	34,818
Provision for income taxes	1,231	1,804	9,942	6,935
NET INCOME	$ 12,430	$ 7,164	41,614	$ 27,883
Basic and diluted earnings per share	$ 0.93	$ 0.63	$ 3.33	$ 2.47
Weighted average shares outstanding	13,340,172	11,322,045	12,508,985	11,303,118

Share data has been adjusted to reflect the effect of the two-for-one stock split paid during January 2025

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2025	2024	2025	2024
Performance Ratios:				
Return on average assets (1)	1.89%	1.14%	1.61%	1.12%
Return on average equity (1)	17.89%	15.09%	17.59%	15.66%
Interest rate spread (2)	3.80%	3.04%	3.53%	3.11%
Net interest margin (3)	4.44%	3.78%	4.18%	3.83%
Dividend payout ratio (4)	19.32%	19.76%	17.13%	19.05%
Non-interest income to average total assets	0.71%	0.68%	0.89%	0.64%
Non-interest expenses to average total assets	2.70%	2.93%	2.62%	2.62%
Average interest-earning assets to average interest-bearing liabilities	158.22%	149.39%	152.27%	148.92%

	At December 31, 2025	At December 31, 2024
Asset Quality Ratios:		
Non-performing assets to total assets	0.42%	0.25%
Non-performing loans to total loans	0.57%	0.35%
Allowance for credit losses to non-performing loans	254.58%	413.99%
Allowance for credit losses to total loans	1.45%	1.44%
Capital Ratios (5):		
Total capital (to risk-weighted assets)	18.58%	15.37%
Tier 1 capital (to risk-weighted assets)	17.33%	14.12%
Common equity tier 1 capital (to risk-weighted assets)	17.33%	14.12%
Tier 1 capital (to average assets)	12.67%	10.23%

Notes:

(1) Annualized for the three and twelve month periods ended December 31, 2025 and 2024, respectively.

(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.

(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.

(4) The dividend payout ratio represents dividends paid per share divided by net income per share.

(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.

SELECTED OPERATING DATA

(UNAUDITED)

(Dollar Amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,	
	2025	2024	2025	2024
Interest income	$ 35,323	$ 32,206	$ 134,982	$ 127,227
Interest expense	6,982	9,128	30,926	35,461
Net interest income	28,341	23,078	104,056	91,766
Provision for credit losses	1,557	(51)	7,748	7,710
Net interest income after provision for credit losses	26,784	23,129	96,308	84,056
Noninterest income	4,688	4,305	23,148	15,972
Noninterest expenses	17,811	18,466	67,900	65,210
Income before income taxes	13,661	8,968	51,556	34,818
Provision for income taxes	1,231	1,804	9,942	6,935
Net income	$ 12,430	$ 7,164	$ 41,614	$ 27,883
Basic and diluted earnings per share	$ 0.93	$ 0.63	$ 3.33	$ 2.47
Weighted average common shares outstanding	13,340,172	11,322,045	12,508,985	11,303,118

	At December 31, 2025	At December 31, 2024
Book value per share	$ 21.27	$ 16.35
Net tangible book value per share (1)	$ 20.83	$ 15.80
Outstanding common shares	13,368,447	11,350,158

Notes:

(1) Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $535, and $821 in other intangible assets for December 31, 2025 and December 31, 2024, respectively.